Exhibit 10.12

Fortive Corporation

6920 Seaway Boulevard

Everett, WA 98203

STRICTLY PRIVATE AND CONFIDENTIAL

February 7, 2025

Jeb Boatman

[Intentionally omitted]

Dear Jeb:

We are excited to offer you employment with Fortive Corporation (the “Company“). As discussed, Fortive has announced that it will separate into two publicly traded companies (the "Separation") through the spin-off of a newly-formed company to own the businesses operating under Fortive's current Precision Technologies segment ("Ralliant Corporation"). Completion of the Separation will be deemed to have occurred on the first date that the common stock of Ralliant Corporation has been both registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading under a national securities exchange.

Until the Separation, you will be an employee of the Company, and your position will be Senior Vice President & Chief Legal Officer and General Counsel, Ralliant Corporation based in Raleigh, North Carolina reporting to Tami Newcombe, Chief Executive Officer, Ralliant. You are expected to complete your relocation to Raleigh, NC by the end of 2025. Your position, duties, work location, and manager are subject to periodic review. In connection with the Separation, your employment will formally transfer to Ralliant, and all of your written agreements with the Company will be assigned to Ralliant.

Ralliant will be a place where you can experiment, learn, grow, and make an impact as we work to make the world stronger, safer, and smarter. We have big things ahead of us and we’re excited about what you could add.

Please allow this letter to serve as documentation of the offer extended to you.

Start Date: You are scheduled to start on February 24, 2025 if all pre-employment steps are completed, subject to change.

Pay: Prior to the Separation, your base salary will be paid bi-weekly at the annual rate of $550,000, subject to periodic review and according to the Company’s usual payroll schedule and practices. As an executive officer of Ralliant and upon Separation, your compensation will be determined by the Compensation Committee of the Board of Ralliant, which will establish its own pay philosophy and determine its own peer group for benchmarking purposes after the Separation.

Incentive Compensation Plan Bonus: We believe that all employees have an impact on the achievement of the Company's goals. As part of your total compensation package and prior to the Separation you will also be eligible to participate in the Fortive Incentive Compensation Plan (“ICP”) with a target bonus of 70% of your annual base salary, subject to periodic review. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. In order to be eligible for ICP in an employee’s first calendar year, the employee must start prior to October 1st. Normally, ICP payments are then made during the first quarter of the following calendar year.

At the time Ralliant adopts its own incentive compensation plan, your incentive compensation will no longer be governed by the Fortive ICP and will be governed by the terms of the incentive compensation plan adopted by Ralliant and its Compensation Committee. Your target bonus under such plan is expected to remain at the same level. Your ICP under the Fortive plan and the Ralliant plan will be pro-rated for any partial year of eligibility.

Signing Bonus: We are pleased to provide you a signing bonus of $500,000 payable in two installments following your start date. You will receive $250,000 at the time of separation and an additional $250,000 bonus paid on December 31, 2026. Applicable taxes will be withheld and payment of this bonus is conditioned on the enclosed Signing Bonus Repayment Agreement.

Annual Equity Award: A recommendation will be made to the Compensation Committee of Fortive to grant you an annual equity award at a quarterly meeting after your Start Date when such grants are considered. The target award value of this equity grant will be $600,000.

If approved by the Compensation Committee (as applicable), the equity award would vest 25% on each of the first four anniversaries of the grant date, and will be solely governed by the terms and conditions set forth in Fortive’s or NewCo’s applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to the award.

The target award value of any equity grant(s) will be comprised of 100% Restricted Stock Units (RSUs) and will be converted into a specific number of RSUs based on the standard methodology used by Fortive as of the grant date. The Company (and Fortive or Ralliant) cannot guarantee that any RSUs granted to you will ultimately have any particular value or any value.

Upon the Separation, Ralliant will preserve the intrinsic value of your outstanding Fortive Equity awards immediately prior to separation in a manner to be determined based on the nature of the method of separation.

Day One Equity Award: At or around the time of the Separation, a recommendation will be made to the Compensation Committee of Ralliant to grant you an equity award as part of Ralliant equity compensation program with a target award value of $400,000.00 at the first formal meeting after the Separation. The form and the vesting terms of the equity grant to be determined by the Compensation Committee.

You will be eligible annually to participate in Ralliant equity compensation program, subject to periodic review.

EDIP Program: You will be included in a select group of executives who participate in the Executive Deferred Incentive Program (“EDIP”), an exclusive, non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations, and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both). Vesting requirements and your participation in the EDIP are subject to all of the terms and conditions set forth in such plan. Additional information on the EDIP will be provided to you by a member of the Corporate Benefits team before your EDIP eligibility date. Upon the separation, Ralliant will adopt its own non-qualified executive deferred income plan.

Stock Ownership Guidelines: Upon Separation, Ralliant will adopt its own stock ownership guidelines.

Relocation: We are pleased to provide relocation services through CapRelo. Specific relocation benefits are detailed in the enclosed FTV Homeowner BVO Relocation Policy. A CapRelo representative will contact you to explain the services and benefits provided under the policy, coordinate your relocation plan, and answer any questions that you may have. Relocation benefits are conditioned on the Relocation Repayment Agreement.

Other Benefits and Perquisites: You will be eligible for an annual cash stipend of $10,000 per year to be applied for financial services and counseling. This amount is not grossed-up for tax purpose. In addition, prior to the Separation, you will be eligible to participate in the Fortive Executive Medical Plan in accordance with the terms thereof. Upon the separation, Ralliant will adopt its own Other Benefits and Perquisites.

Benefits: You will be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately upon your first day of employment with the Company. You will be eligible to participate in our 401(k)-retirement plan beginning on your first day of employment subject to the applicable plan. Upon the Separation, Ralliant will adopt its own health, insurance and retirement benefits plans. Upon the Separation, your service date as recognized by the Company would be recognized by Ralliant for purposes of service-based benefits.

Paid Time Off: You will be eligible for annual Paid Time Off benefits pursuant to the Company’s policy. Paid Time Off may be prorated based on your start date. Upon separation, your accrued, unused Paid Time Off with the Company will be recognized by Ralliant.

Severance Benefits: Prior to the completion of the Separation, you will be entitled to the same level of severance benefits set forth in Fortive’s Severance and Change-in-Control Plan for Officers (“Fortive CIC Plan”); provided however, that any disposition(s) of ownership interests by Fortive in Ralliant, or issuance of shares by Ralliant, in one or more transactions shall not constitute a Change in Control (as defined in the Fortive CIC Plan). A copy of the Fortive CIC Plan is attached for your reference.

Following completion of the Separation, you will be eligible to participate in Ralliant’s Severance and Change-in-Control Plan for Officers (the “Ralliant CIC Plan”), which plan will be substantially similar to the Fortive CIC Plan; provided however, that any disposition(s) of ownership interests by Fortive in Ralliant, or any issuance of shares by Ralliant, in one or more transactions shall not constitute a Change in Control (as defined in the Fortive CIC Plan).

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Form I-9: The Company complies with the Immigration Reform and Control Act of 1986, which requires all new employees to provide documentation of their legal right to work in the United States. To complete the hiring process, you will be required to complete the I-9 form on your first day of employment.

Conditions of Employment Offer: This offer of employment is expressly conditioned upon successful completion of applicable pre-employment screening and your signature on the following documents:

•	Offer Letter
•	Certification of Fortive Corporation Code of Conduct
•	Certification of Compliance of Obligations to Prior Employers
•	Agreement Regarding Competition/Solicitation and the Protection of Proprietary Interests and the terms contained therein
•	Relocation policy and repayment agreement
•	Fortive Severance and Change-in-Control Plan for Officers
•	Executive Officer Background Check
•	Signing Bonus repayment agreement

Please let us know your decision within 7 days. You may acknowledge that you have read, understood, and accept this offer of at-will employment by signing and returning it, along with the signed documents referenced above.

We sincerely look forward to welcoming you to the team! Feel free to contact me with any questions or concerns. Please don’t hesitate to reach out. Thank you!

Sincerely,

/s/ Tami Newcombe
Tami Newcombe
Chief Executive Officer

Agreed & Accepted:

/s/ Jeb Boatman